UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM U-9C-3

                      QUARTERLY REPORT PURSUANT TO RULE 58
                              As of March 31, 2005

                              THE SOUTHERN COMPANY
                           270 Peachtree Street, N.W.
                                Atlanta, GA 30303

2

The Southern Company Form U-9C-3 for the quarter ended March 31, 2005 has been filed confidentially pursuant to Rule 104.